File No. 70-9627
                  (Potomac Edison Asset Transfer)

                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.   20549

                          AMENDMENT NO. 2

                             FORM U-1

                      APPLICATION/DECLARATION

                               UNDER

          THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                 _________________________________

     Allegheny Energy, Inc.       Allegheny Energy Supply Company
     10435 Downsville Pike        R.R. 12, P.O. Box 1000
     Hagerstown, Maryland 21740   Roseytown, Penna. 15601

     The Potomac Edison Company   Allegheny Energy Service Company
     (d/b/a Allegheny Power)      10435 Downsville Pike
     10435 Downsville Pike        Hagerstown, Maryland 21740
     Hagerstown, Maryland 21740
                __________________________________

                      Allegheny Energy, Inc.
                       10435 Downsville Pike
                    Hagerstown, Maryland 21740

 The Commission is requested to send copies of all notices, orders and communications in connection with this Application /
                          Declaration to:

                     Thomas K. Henderson, Esq.
                Vice President and General Counsel
                      Allegheny Energy, Inc.
                       10435 Downsville Pike
                       Hagerstown, MD 21740

Robert Winter, Esq.    Patricia J. Clark, Esq.  Terence Burke,Esq.
Deputy General Counsel Deputy General Counsel   Deputy General Counsel
Allegheny Power        Allegheny Energy Supply  Allegheny Ventures, Inc.
                       Company
800 Cabin Hill Drive   R.R. 12, P.O. Box 1000   10435 Downsville Pike
Greensburg, PA  15601  Roseytown, PA 15601      Hagerstown, MD 21740

                       Anthony Wilson, Esq.
                          Senior Attorney
                 Allegheny Energy Service Company
                       10435 Downsville Pike
                       Hagerstown, MD 21740

1. Applicants hereby amend Item No. 6, Exhibits and Financial Statements, by filing the following:

          D-1   Application of Potomac Edison to Maryland SC

          D-2A  Application  of  Potomac  Edison  to  the  West
                Virginia Public Service Commission

          D-2B  Order of the West Virginia Public Service Commission

          D-3   Application of Potomac Edison to Virginia Corp.
                Commission

          D-5   FERC Applications

          F     Opinion of Counsel


2. Applicants hereby amend Item No. 6, Exhibits and Financial Statements, by filing the following via Form SE:

          G-1   Potomac Edison Financial Data Schedule

          FS-1 Allegheny Energy, Inc. and subsidiaries consolidated balance sheet, statement of income, and capital ratios per books and pro forma

          FS-2 Allegheny Energy Supply Company consolidated balance sheet, statement of income, and capital ratios per books and pro forma

Pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935, as amended ("Act"), confidential treatment has been requested for Exhibits FS-1, Allegheny Energy, Inc., consolidated balance sheet, statement of income, and capital ratios per books and pro forma; FS-2, Allegheny Energy Supply Company, consolidated balance sheet, statement of income, and capital ratios per books and pro forma; and G-1, Potomac Edison's Financial Data Schedules. A copy of the Form SE and letter requesting confidential treatment are attached.

                      SIGNATURE

           Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

                                 ALLEGHENY ENERGY, INC.

                                 /s/ THOMAS K. HENDERSON

                                 Thomas K. Henderson


                                 POTOMAC EDISON POWER COMPANY

                                 /s/ THOMAS K. HENDERSON

                                 Thomas K. Henderson



                                 ALLEGHENY ENERGY SUPPLY COMPANY

                                 /s/ THOMAS K. HENDERSON

                                 Thomas K. Henderson



                                 ALLEGHENY ENERGY SERVICE COMPANY

                                 /s/ THOMAS K. HENDERSON

                                 Thomas K. Henderson



Dated: June 22, 2000